Exhibit 99.1

PRESS RELEASE
For Immediate Release
Monolithic Power Systems, Inc.
6409 Guadalupe Mines Road
San Jose, CA 95120 USA
T: 408-826-0600, F: 408-826-0601
www.monolithicpower.com

Monolithic Power Systems Updates Revenue Guidance

for the Third Fiscal Quarter ending September 30, 2010

SAN JOSE, Calif. September 14, 2010—Monolithic Power Systems (MPS) (Nasdaq: MPWR), a leading fabless manufacturer of high-performance analog and mixed-signal semiconductors, today announced updated revenue guidance for the third fiscal quarter ending September 30, 2010.

Based on the current production and demand outlook, the company expects its third quarter revenues to be at the lower end of its previously announced guidance of $66.0 to $70.0 million. The company is providing this update to investors due to the uncertainty in the current semiconductor markets.

Safe Harbor Statement

This press release contains forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, regarding, among other things, targeted revenues, production rates, and demand outlook and market conditions for the quarter ending September 30, 2010. These forward-looking statements are not historical facts or guarantees of future performance or events, are based on current expectations, estimates, beliefs, assumptions, goals, and objectives, and involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from the results expressed by these statements. Readers of this press release are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. Factors that could cause actual results to differ include, but are not limited to, adverse changes in production and testing efficiency; adverse changes in government regulations in foreign countries where MPS has offices; acceptance of, or demand for, MPS’ products, in particular the new products launched within the past 18 months, being lower than expected; competition generally and the increasingly competitive nature of our industry; the effect of catastrophic events; adequate supply of our products from our third-party manufacturer; and other important risk factors identified in MPS’ SEC filings, including, but not limited to, its Form 10-Q filed on July 28, 2010.

The forward-looking statements in this press release represent MPS’ targets and current expectations, as of the date hereof, not predictions of actual performance. MPS assumes no obligation to update the information in this press release.

About Monolithic Power Systems, Inc.

Monolithic Power Systems, Inc. (MPS) develops and markets proprietary, advanced analog and mixed-signal semiconductors. The company combines advanced process technology with its highly experienced analog designers to produce high-performance power management integrated circuits (ICs) for DC to DC converters, LED drivers, Cold Cathode Fluorescent Lamp (CCFL) backlight controllers, Class D audio amplifiers, and Linear ICs. MPS products are used extensively in computing and network communications products, LCD monitors and TVs, and a wide variety of consumer and portable electronics products. MPS partners with world-class manufacturing organizations to deliver top quality, ultra-compact, high-performance solutions through the most productive, cost-efficient channels. Founded in 1997 and headquartered in San Jose, California, the company has expanded its global presence with sales offices in Taiwan, China, Korea, Japan, and Europe, which operate under MPS International, Ltd.

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Monolithic Power Systems, MPS, and the MPS logo are registered trademarks of Monolithic Power Systems, Inc. in the U.S. and trademarked in certain other countries.

Contact:

Rick Neely

Chief Financial Officer

Monolithic Power Systems, Inc.

408-826-0777

investors@monolithicpower.com